Exhibit 4

UNIT PURCHASE AGREEMENT

AMONG

TNS HOLDINGS, L.L.C.,

GTCR FUND VII, L.P.,

GTCR FUND VII/A, L.P.,

GTCR CO-INVEST, L.P.

AND

HELLER FINANCIAL, INC.

DATED AS OF APRIL 3, 2001

TABLE OF CONTENTS

Section 1. Authorization and Closing
1A.	Authorization of the Units
1B.	Purchase and Sale of the Units
1C.	The Initial Closing

Section 2. Conditions to Each Purchaser’s Obligation at the Initial Closing and Each Subsequent Closing
2A.	Representations and Warranties; Covenants
2B.	Limited Liability Company Agreement
2C.	Senior Management Agreement
2D.	Securityholders Agreement
2E.	Registration Agreement
2F.	Co-Invest Purchase Agreement
2G.	Stock Purchase Agreement
2H.	Acquisition Agreement
2I.	Capital Call Letter Agreement
2J.	Closing Documents
2K.	Fees and Expenses
2L.	Compliance with Applicable Laws
2M.	Conditions to Subsequent Closings
2N.	Waiver

Section 3. Covenants
3A.	Financial Statements and Other Information
3B.	Inspection of Property
3C.	Restrictions
3D.	Amendment of Other Agreements
3E.	Unrelated Business Taxable Income
3F.	Hart-Scott-Rodino Compliance

Section 4. Transfer of Restricted Securities

Section 5. Representations and Warranties of the Company
5A.	Organization and Corporate Power
5B.	Capitalization and Related Matters
5C.	Subsidiaries; Investments
5D.	Authorization; No Breach
5E.	Conduct of Business; Liabilities

i

5F.	Litigation, etc.
5G.	Brokerage
5H.	Governmental Consent, etc
5I.	Disclosure
5J.	Closing Date

Section 6. Definitions

Section 7. Miscellaneous
7A.	Expenses
7B.	Remedies
7C.	Purchasers’ Investment Representations
7D.	Consent to Amendments.
7E.	Survival of Representations and Warranties
7F.	Successors and Assigns
7G.	Generally Accepted Accounting Principles
7H.	Severability
7I.	Counterparts
7J.	Entire Agreement.
7K.	Descriptive Headings; Interpretation
7L.	Governing Law
7M.	Notices

ii

LIST OF EXHIBITS

Exhibit A	Limited Liability Company Agreement
Exhibit B	Form of Senior Management Agreement
Exhibit C	List of Executives
Exhibit D	Securityholders Agreement
Exhibit E	Registration Agreement
Exhibit F	Co-Invest Purchase Agreement
Exhibit G	Stock Purchase Agreement
Exhibit H	Capital Call Letter Agreement

iii

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of April 3, 2001, between TNS Holdings, L.L.C., a Delaware limited liability company (the “Company”), GTCR Fund VII, L.P., a Delaware limited partnership (“GTCR Fund VII”), GTCR Fund VII/A, L.P., a Delaware limited partnership (“GTCR Fund VII/A”), GTCR Co-Invest, L.P., a Delaware limited partnership (“Co-Invest”), and Heller Financial, Inc., a Delaware corporation (“Heller”) .  GTCR Fund VII, GTCR Fund VII/A and Co-Invest are collectively referred to herein as the “GTCR Purchasers” and individually as a “GTCR Purchaser.”  The GTCR Purchasers and Heller are collectively referred to herein as the “Purchasers” and individually as a “Purchaser.”  Except as otherwise indicated herein, capitalized terms used herein are defined in Section 6 hereof.

The parties hereto agree as follows:

Section 1.  Authorization and Closing.

1A.                             Authorization of the Units.  The Company shall authorize the issuance and sale to the Purchasers of 168,555.965 Class B Preferred Units (the “Class B Preferred”), and 7,773.68 Common Units (the “Common Units”), each having the rights and preferences set forth in Exhibit A attached hereto.  The Class B Preferred and the Common Units are collectively referred to herein as the “Units.”

1B.                               Purchase and Sale of the Units.

(i)                                     Purchase by the GTCR Purchasers.

(a)                                  At the Initial Closing (as defined in Section 1C below), the Company shall sell to the GTCR Purchasers and, subject to the terms and conditions set forth herein, the GTCR Purchasers shall purchase from the Company,7,712.47 Common Units at a price of $100 per unit and 125,228.753 Class B Preferred at a price of $1,000 per unit.  Each GTCR Purchaser shall purchase the percentage of such units set forth next to such GTCR Purchaser’s name on the signature pages attached hereto.

(b)                                 The Company has been organized for the purpose of acquiring through a wholly-owned subsidiary the capital stock of PSINet Transaction Solutions, Inc., a Delaware corporation, and thereafter from time to time making additional acquisitions which are synergistic with or otherwise complementary to such initial acquisition.  After the Initial Closing, the GTCR Purchasers intend to provide up to $42,000,000 in equity financing to the Company as the equity portion of the debt and equity financing necessary to fund such acquisitions and for other internal growth initiatives, in each case as approved by the Board and the GTCR Purchasers (an “Approved Use”).  The GTCR Purchasers’ obligation to purchase any Securities pursuant to this Section 1B(i)(b) will be conditioned on the additional conditions set forth in Section 2M.  In order to implement the foregoing, the GTCR Purchasers may purchase from time to time after the Initial Closing, upon the written request of the Board in connection with an Approved Use, up to an aggregate of 42,000 Class B Preferred at a price of $1,000 per unit (as adjusted from time to time as a result of unit dividends, unit splits, recapitalizations and similar events) (each such purchase, a “Subsequent Closing”).  Each Subsequent Closing shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601 at 10:00 a.m. on such date as may be mutually agreeable to the Company and the GTCR Purchasers.  At the time of any Subsequent Closing, the GTCR Purchasers shall be entitled to receive, and the Company shall be obligated to deliver, satisfactory representations and warranties and all other information and documentation as the GTCR Purchasers may reasonably request.

(ii)                                  Purchase by Heller.

(a)                                  At the Initial Closing (as defined in Section 1C below), the Company shall sell to Heller and, subject to the terms and conditions set forth herein, Heller shall purchase from the Company, 61.21 Common Units at a price of $100 per unit and 993.879 Class B Preferred at a price of $1,000 per unit.

(b)                                 Simultaneously with any purchase by the GTCR Purchasers of Class B Preferred pursuant to Section 1B(i)(b) above, Heller will purchase, and the Company will sell to Heller at the same price and on the same terms as purchased by the GTCR Purchasers, a number of Class B Preferred equal to the product of (A) the Heller Pro Rata Portion multiplied by (B) the number of Class B Preferred to be purchased by the GTCR Purchasers from the Company at any Unit Closing (as defined below).  At each closing of the GTCR Purchasers’ purchase of Class B Preferred referenced in the immediately preceding sentence (each, a “Unit Closing”), the Company will deliver to Heller a certificate representing the Class B Preferred to be so purchased by Heller, and Heller will deliver to the Company, by wire transfer of immediately available funds, cash in an aggregate amount equal to the purchase price for such Class B Preferred.  At the time of any such purchase, Heller shall be entitled to receive, and the Company shall be obligated to deliver, the same representations and warranties and other information and documentation received by the GTCR Purchasers.  The maximum aggregate amount that Heller shall fund or may purchase pursuant to this Section 1B(ii)(b) shall be $333,333.

(c)                                  In the event that Heller is unable or otherwise does not purchase for any reason (regardless of the existence of any default or breach by the Company or any of its Subsidiaries) the number of Class B Preferred required to be purchased by it at any Unit Closing, the GTCR Purchasers and Dunluce shall have the right to purchase, in which event Heller and its transferees shall be obligated to sell, all of the Common Units then held by Heller and its transferees

(a “Unit Repurchase”), at a time and place designated by the Company (a “Unit Repurchase Closing”).  At a Unit Repurchase Closing, Heller and its transferees, as applicable, shall deliver to the GTCR Purchasers or Dunluce, as the case may be, duly executed instruments transferring good and marketable title to such Common Units to the Company free and clear of all liens and encumbrances, against payment of the Unit Repurchase Price (1) by cashier’s or certified check payable to Heller or its transferee, as applicable, (2) in the form of a promissory note from a GTCR Purchaser or Dunluce having a term no longer than five years, payable in sixty equal installments, at a market rate of interest and having other typical market terms, or (3) by wire transfer of immediately available funds to an account designated by Heller or such transferee, as applicable.  The “Unit Repurchase Price” of the Common Units to be sold by Heller pursuant to this subparagraph 1B(ii)(c) shall be the lower of (A) $100 per unit or (B) the Fair Market Value of each unit.

(d)                                 In the event of a Unit Repurchase, Heller shall not thereafter be entitled to purchase, and the Company shall not thereafter be obligated to sell to Heller any Common Units or Class B Preferred.  The repurchase rights of the GTCR Purchasers and Dunluce pursuant to Section 1B(ii)(c) above are in addition to any and all other rights and remedies which the GTCR Purchasers and Dunluce may have at law or in equity as a result of any failure by Heller to purchase the Common Units and/or Class B Preferred required to be purchased by it from the Company at any Unit Closing.  Dunluce shall be a third-party beneficiary of this Agreement with respect to, and only with respect to, its repurchase rights under Section 1B(ii)(c) above.

1C.                               The Initial Closing.  The closing of the purchase and sale of the Units to be purchased pursuant to Section 1B(i)(a) and (ii)(a) (the “Initial Closing”) shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601 at 10:00 a.m. on April 3, 2001, or at such other place or on such other date as may be mutually agreeable to the Company and the Purchasers.  At the Closing, the Company shall deliver to each Purchaser unit certificates evidencing the Units to be purchased by such Purchaser, registered in such Purchaser’s name, upon payment of the purchase price thereof by a cashier’s or certified check, or by wire transfer of immediately available funds to such account as designated by the Company.

Section 2.  Conditions to Each Purchaser’s Obligation at the Initial Closing and Each Subsequent Closing.  The obligation of each Purchaser to purchase and pay for the Units to be purchased by it at the Initial Closing is subject to the satisfaction as of the Closing of the following conditions (other than Section 2M), and the obligation of each Purchaser to purchase and pay for the Units to be purchased by it at each Subsequent Closing is subject to the satisfaction as of such Subsequent Closing of the conditions set forth in Section 2M:

2A.                             Representations and Warranties; Covenants.  The representations and warranties contained in Section 5 hereof shall be true and correct at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.

2B.                               Limited Liability Company Agreement.  The Company’s limited liability company agreement (the “Limited Liability Company Agreement”) shall include the provisions set forth in Exhibit A hereto, shall be in full force and effect under the laws of Delaware as of the Closing and shall not have been amended or modified.

2C.                               Senior Management Agreement.  The Company shall have entered into a senior management agreement, in form and substance substantially similar to Exhibit B attached hereto (the “Senior Management Agreement”) with each of the Executives set forth on Exhibit C attached hereto (the “Executives”), the Senior Management Agreements shall not have been amended or modified and shall be in full force and effect as of the Closing, and each of the Executives shall concurrently purchase the units proposed to be purchased by him thereunder.

2D.                              Securityholders Agreement.  The Company, the Purchasers, Dunluce Investors III, L.L.C., a Delaware limited liability company (“Dunluce”) and the Executives shall have entered into a securityholders agreement in form and substance substantially similar to Exhibit D attached hereto (the “Securityholders Agreement”), and the Securityholders Agreement shall be in full force and effect as of the Closing.

2E.                                Registration Agreement.  The Company and TNS Holdings, Inc., a Delaware corporation (the “TNS Subsidiary”), shall have entered into a registration agreement in form and substance substantially similar to Exhibit E attached hereto (the “Registration Agreement”), and the Registration Agreement shall be in full force and effect as of the Closing.

2F.                                Co-Invest Purchase Agreement.  The Company and Dunluce shall have entered into a purchase agreement in form and substance substantially similar to Exhibit F attached hereto (the “Co-Invest Purchase Agreement”), and the Co-Invest Purchase Agreement shall not have been amended or modified and shall be in full force and effect as of the Closing, and Dunluce shall concurrently purchase the Units proposed to be purchased by it thereunder.

2G.                               Stock Purchase Agreement.  The Company and the TNS Subsidiary shall have entered into a stock purchase agreement in form and substance substantially similar to Exhibit G attached hereto (the “Stock Purchase Agreement”), and the Stock Purchase Agreement shall not have been amended or modified and shall be in full force and effect as of the Closing, and the Company shall concurrently purchase the capital stock proposed to be purchased by it thereunder.

2H.                              Acquisition Agreement.  The Acquisition Agreement shall be in form and substance satisfactory to each GTCR Purchaser, shall be in full force and effect as of the Closing and shall not have been amended or modified.  The conditions in Section 7.1 of the Acquisition

Agreement shall have been satisfied in full (without reliance on any waiver by the Company), and the acquisition contemplated by the Acquisition Agreement shall have been consummated simultaneously with the Closing hereunder in accordance with the terms of the Acquisition Agreement.

2I.                                   Capital Call Letter Agreement.  The Company, the Purchasers, Dunluce and the Executives shall have entered into a capital call letter agreement in form and substance substantially similar to Exhibit H attached hereto (the “Capital Call Letter Agreement”), and the Capital Call Letter Agreement shall be in full force and effect as of the Closing.

2J.                                  Closing Documents.  The Company shall have delivered to the Purchasers all of the following documents:

(i)                                     an Officer’s Certificate, dated the date of the Closing, stating that the conditions specified and Sections 2A through 2I, inclusive, have been fully satisfied;

(ii)                                  certified copies of the resolutions duly adopted by the Board authorizing the execution, delivery and performance of this Agreement, the Senior Management Agreements, the Securityholders Agreement, the Co-Invest Purchase Agreement, the Stock Purchase Agreement, the Registration Agreement and each of the other agreements contemplated hereby (the “Transaction Documents”), the issuance and sale of the Units and the consummation of all other transactions contemplated by this Agreement; and

(iii)                               a certified copy of the Limited Liability Company Agreement in effect at the Closing.

2K.                              Fees and Expenses.  The Company shall have reimbursed each Purchaser for its out-of-pocket fees and expenses as provided in Section 7A hereof.

2L.                                Compliance with Applicable Laws.  The purchase of Units by the Purchasers hereunder shall not be prohibited by any applicable law or governmental regulation, shall not subject any Purchaser to any penalty, liability or, in each Purchaser’s sole judgment, other onerous conditions under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which such Purchaser is subject.

2M.                           Conditions to Subsequent Closings.  The obligation of each Purchaser to purchase and pay for the Class B Preferred, if any, at any Subsequent Closing is subject to the satisfaction as of the Subsequent Closing of the following conditions:

(i)                                     Representations and Warranties; Covenants.  The representations and warranties contained in Section 5 hereof (the “Section 5 Representations”) and any other representations and warranties reasonably requested by the Purchasers shall be true and correct at and as of such Subsequent Closing as though then made, except in the case of the Section 5 Representations to the extent of changes caused by the transactions expressly contemplated herein or by the other Transaction Documents and except for changes occurring in the ordinary course of the Company’s and its Subsidiaries businesses which have not had a Material Adverse Effect.

(ii)                                  Consents and Approvals.  The Company shall have received or obtained all governmental, regulatory and third party consents and approvals necessary for the consummation of the transactions contemplated hereby.

(iii)                               Compliance with Applicable Laws.  The purchase of the Class B Preferred, if any, by each Purchaser at such Subsequent Closing shall not be prohibited by any applicable law or governmental regulation, shall not subject such Purchaser to any penalty, liability or, in such Purchaser’s sole discretion, other onerous conditions under any governmental approval or consent obtained in connection with the transactions contemplated hereby, and shall be permitted by laws and regulations of the jurisdictions to which such Purchaser is subject.

(iv)                              No Material Adverse Change.  Since the Initial Closing, there shall have been no change resulting in a Material Adverse Effect.

(v)                                 No Default.  Since the Initial Closing, there shall have been no default under any of the Company’s material agreements which has not been waived or cured.

(vi)                              Adequate Debt Financing.  The Company shall have available to it reasonably adequate debt financing for the proposed acquisition or Approved Use on terms reasonably satisfactory to the GTCR Purchasers.

(vii)                           Operations and Acquisition Satisfactory.  The Company’s current operations and the acquisition of other Approved Use shall be reasonably satisfactory to the GTCR Purchasers.

(viii)                        Subsequent Closing Documents.  The Company shall have delivered to each Purchaser all of the documents relating to the transactions contemplated by this Agreement as such Purchaser or its counsel may reasonably request.

2N.                              Waiver.  Any condition specified in this Section 2 may be waived only if such waiver is set forth in a writing executed by each Purchaser.

Section 3.  Covenants.

3A.                             Financial Statements and Other Information.  The Company shall deliver to each Purchaser (so long as such Purchaser holds any Units) and to each holder of at least 15% of the Investor Preferred and each holder of at least 15% of the Investor Common:

(i)                                     as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, all prepared in accordance with generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments;

(ii)                                  accompanying the financial statements referred to in (i) above, an Officer’s Certificate stating that neither the Company nor any of its Subsidiaries is in default under any of its material agreements or, if any such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

(iii)                               within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by (a) with respect to the consolidated portions of such statements (except with respect to budget data), an opinion containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities) of an independent accounting firm of recognized national standing reasonably acceptable to the Majority Members, and (b) a copy of such firm’s annual management letter to the Board;

(iv)                              promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

(v)                                 at least 30 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets, and within 30 days after any monthly period in which there is a material adverse deviation from the annual budget, an Officer’s Certificate explaining the deviation and what actions the Company has taken and proposes to take with respect thereto;

(vi)                              promptly (but in any event within five business days) after the discovery or receipt of notice of any default under any material agreement to which it or any of its Subsidiaries is a party or any other event or circumstance affecting the Company or any Subsidiary which is reasonably likely to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole (including the filing of any material litigation against the Company or any Subsidiary or the existence of any material dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an Officer’s Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

(vii)                           with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this Section 3A may reasonably request; and

(viii)                        copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its securityholders, and copies of all registration statements and all regular, special or periodic reports which it files, or any of its officers or managers file with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company’s and its Subsidiaries’ businesses.

Each of the financial statements referred to in subsections (i) and (iii) shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end audit adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole).

3B.                               Inspection of Property.  The Company shall permit any representatives designated by any Purchaser (so long as such Purchaser holds any Units) or any holder of at least 15% of the outstanding Investor Preferred or at least 15% of the outstanding Investor Common, upon reasonable notice and during normal business hours and such other times as any such holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries,

(ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the managers, officers, key employees and independent accountants of the Company and its Subsidiaries; provided that the Company shall have the right to have its chief financial officer present at any meetings with the Company’s independent accountants.

3C.                               Restrictions.  The Company shall not, without the prior written consent of the Majority Members:

(i)                                     except as expressly contemplated by this Agreement or the Senior Management Agreements, authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise), or permit any Subsidiary to authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise) of, (a) any notes or debt securities containing equity features (including any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features) or (b) any equity securities (or any securities convertible into or exchangeable for any equity securities) or rights to acquire any equity securities, other than (X) the issuance of equity securities by a Subsidiary to the Company or another Subsidiary and (Y) the issuance of options and common stock by TNS Subsidiary pursuant to a stock option plan approved by the Majority Members;

(ii)                                  merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a wholly owned Subsidiary);

(iii)                               sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 15% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by the Board in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business);

(iv)                              liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

(v)                                 acquire, or permit any Subsidiary to acquire, any interest in any business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture;

(vi)                              enter into, or permit any Subsidiary to enter into, any transaction with any of its or any Subsidiary’s officers, directors, employees or Affiliates or any individual related by blood, marriage or adoption to any such Person (a “Relative”) or any entity in which any such Person or individual owns a beneficial interest (a “Related Entity”), except (X) employment arrangements as approved by the Board and (Y) as otherwise expressly contemplated by this Agreement and the Senior Management Agreements; or

(vii)                           except as expressly contemplated by this Agreement, make any amendment to the Limited Liability Company Agreement, or file any resolution of the Board with the Secretary of the State of Delaware, in each case containing any provisions which would increase the number of authorized Units or adversely affect or otherwise impair the rights or the relative preferences and priorities of the holders of the Units under this Agreement, the Limited Liability Company Agreement or the other Transaction Documents.

3D.                              Amendment of Other Agreements.  The Company shall not amend, modify or waive, or permit to be amended, modified or waived, any provision of the Senior Management Agreements, the Registration Agreement, the Acquisition Agreement, the Bank Agreement, the Certificate of Incorporation of TNS Subsidiary, the Securityholders Agreement, the Stock Purchase Agreement or any other agreement with key executives of the Company without the prior written consent of the Majority Members.  The Company shall not take any action with respect to the Registration Agreement without the prior written consent of the Majority Members.  The Company shall enforce the provisions of the Senior Management Agreements and any other agreement with key executives of the Company and shall exercise all of its rights and remedies thereunder (including any repurchase options and first refusal rights) unless it is otherwise directed by the Majority Members.

3E.                                Unrelated Business Taxable Income.  The Company shall not engage in any transaction which is reasonably likely to cause GTCR Fund VII, GTCR Fund VII/A or any of its limited partners which are exempt from income taxation under Section 501(a) of the IRC and, if applicable, any pension plan that any such trust may be a part of, to recognize unrelated business taxable income as defined in Section 512 and Section 514 of the IRC.

3F.                                Hart-Scott-Rodino Compliance.  In connection with any transaction in which the Company is involved (a “Transaction”) which is required to be reported under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time (the “HSR Act”), the Company shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice which may be required to comply with the HSR Act, and shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings, in connection with a Transaction.  The Company shall take all reasonable actions and shall file and use reasonable best efforts to have declared effective or approved all documents and notifications with any governmental or regulatory bodies, as may be necessary or may reasonably be requested under federal antitrust laws for the consummation of the Transaction.  Notwithstanding the foregoing, if GTCR Fund VII, rather than the Company, is required to make a filing under the HSR Act in connection with a Transaction, then the Company will notify GTCR Fund VII that a filing is necessary.  In such instance GTCR Fund VII shall make such filing, and the Company will provide to GTCR Fund VII all necessary information for such filing, will facilitate such filing and will pay all filing fees associated with such filing.

Section 4.  Transfer of Restricted Securities.

4A.                             Restricted Securities are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule or rules are available and (iii) subject to the conditions specified in Section 4B below, any other legally available means of transfer.

4B.                               In connection with the transfer of any Restricted Securities (other than a transfer described in Sections 4A(i) or (ii) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of Kirkland & Ellis or other counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act.  In addition, if the holder of the Restricted Securities delivers to the Company an opinion of Kirkland & Ellis or such other counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 7C.  If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section and Section 7C.

Section 5.  Representations and Warranties of the Company.  As a material inducement to the Purchasers to enter into this Agreement and purchase the Units, the Company hereby represents and warrants to the Purchasers that:

5A.                             Organization and Corporate Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole.  The Company has all requisite limited liability company power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.  The copy of the Company’s limited liability company agreement which has been furnished to the Purchasers’ counsel reflects all amendments made thereto at any time prior to the date of this Agreement and is correct and complete.

5B.                               Capitalization and Related Matters.

(i)                                     As of the Closing and immediately thereafter, the authorized units of the Company shall consist of 150 Class A Preferred Units (none of which shall be issued and outstanding), 184,304.821 Class B Preferred Units (134,173.664 of which shall be issued and outstanding, 45,000 of which shall be reserved for issuance to the Purchasers pursuant to Section 1B(i)(b) and 1B(ii)(b) hereof and to Dunluce pursuant to Section 1(b) of the Co-Invest Agreement, and 5,131.157 of which shall be reserved for issuance upon the exercise of warrants issued to GTCR Capital Partners, L.P.), and 10,000 Common Units (9,763.36 of which shall be issued and outstanding, and 236.64 of which shall be reserved for issuance upon the exercise of warrants issued to GTCR Capital Partners, L.P.).  As of the Closing, the Company shall not have outstanding any units or securities convertible or exchangeable for any of its units or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its units or any units or securities convertible into or exchangeable for its units or any units appreciation rights or phantom units plans other than pursuant to and as contemplated by this Agreement, the Co-Invest Purchase Agreement and the Senior Management Agreements.  As of the Closing, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its units or any warrants, options or other rights to acquire its units, except pursuant to this Agreement, the Co-Invest Purchase Agreement, the Senior Management Agreements and the Company’s Limited Liability Company Agreement.  As of the Closing, all of the Company’s outstanding units shall be validly issued, fully paid and nonassessable.

(ii)                                  There are no statutory or, to the best of the Company’s knowledge, contractual securityholders preemptive rights or rights of refusal with respect to the issuance of the Units hereunder or the issuance of the Units pursuant to Section 1B, except as expressly contemplated in the Co-Invest Purchase Agreement, the Securityholders Agreement or provided herein.  Based in part on the investment representations of the Purchasers in Section 7C hereof and of the Executive in Section 1(d) of each of the Senior Management Agreements, the Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its units, and the offer, sale and issuance of the Units hereunder and pursuant to Section 1B hereof do not and will not require registration under the Securities Act or any applicable state securities laws.  To the best of the Company’s knowledge, there are no agreements between the Company’s securityholders with respect to the voting or transfer of the Company’s units or with respect to any other aspect of the Company’s affairs, except for the Securityholders Agreement, the Co-Invest Purchase Agreement, Senior Management Agreements and the Registration Agreement.

5C.                               Subsidiaries; Investments.  Other than any securities acquired or to be acquired pursuant to the Stock Purchase Agreement, the Company does not own or hold any shares of stock or any other security or interest in any other Person or any rights to acquire any such security or interest, and the Company has never had any Subsidiary.

5D.                              Authorization; No Breach.  The execution, delivery and performance of this Agreement, the Senior Management Agreements, the Securityholders Agreement, the Registration Agreement, the Co-Invest Purchase Agreement, the Stock Purchase Agreement and all other agreements contemplated hereby to which the Company is a party have been duly authorized by the Company.  This Agreement, the Senior Management Agreements, the Securityholders Agreement, the Registration Agreement, the Co-Invest Purchase Agreement, the Stock Purchase Agreement, the Limited Liability Company Agreement and all other agreements contemplated hereby each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.  The execution and delivery by the Company of this Agreement, the Senior Management Agreements, the Securityholders Agreement, the Registration Agreement, the Co-Invest Purchase Agreement, the Stock Purchase Agreement and all other agreements contemplated hereby to which the Company is a party, the offering, sale and issuance of the Units hereunder and pursuant to Section 1B and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s units or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Limited Liability Company Agreement or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound.

5E.                                Conduct of Business; Liabilities.  Other than the negotiation, execution and delivery of this Agreement, the Senior Management Agreements, the Securityholders Agreement, the Registration Agreement, the Co-Invest Purchase Agreement, the Stock Purchase Agreement, the Acquisition Agreement and the other agreements contemplated hereby and thereby, prior to the Closing, the Company has not (i) conducted any business, (ii) incurred any expenses, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company and whether due or to become due and regardless of when asserted), (iii) owned any assets, (iv) entered into any contracts or agreements, or (v) violated any laws or governmental rules or regulations.

5F.                                Litigation, etc.  Other than those items disclosed in the schedules to the Acquisition Agreement, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of the Company’s knowledge, threatened against or affecting the Company (or to the best of the Company’s knowledge, pending or threatened against or affecting any of the officers, managers or employees of the Company with respect to their businesses or proposed business activities) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality with respect to the transactions contemplated by this Agreement.

5G.                               Brokerage.  There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company.  The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorneys, fees and out-of-pocket expenses) arising in connection with any such claim.

5H.                              Governmental Consent, etc.  No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby or thereby.

5I.                                   Disclosure.  Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates or other items prepared or supplied to the Purchasers by or on behalf of the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or when taken together omit a material fact necessary to make each statement contained herein or therein not misleading.  There is no fact which the Company has not disclosed to the Purchasers in writing and of which any of its officers, managers or executive employees is aware and which has had or might reasonably be anticipated to have a material adverse effect upon the existing or expected financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Company and its subsidiaries taken as a whole.

5J.                                  Closing Date.  The representations and warranties of the Company contained in this Section 5 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Company to the Purchasers shall be true and correct in all material respects on the date of the Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement.

Section 6.  Definitions.  For the purposes of this Agreement, the following terms have the meanings set forth below:

“Acquisition Agreement” means that certain Stock Purchase Agreement dated as of March 12, 2001, between PSINet Inc. and TNS Subsidiary.

“Affiliate” of any particular person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity.  For purposes of this Agreement, all holdings of Preferred Units and Common Units by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement.

“Bank Agreement” means that certain credit agreement dated April 3, 2001 among TNS Holdings, Inc., Transaction Network Services, Inc., Bankers Trust Company (as Administrative Agent) and various lending institutions, as such agreement may be amended, restated, extended, renewed, supplemented, refinanced, replaced or otherwise modified from time to time (including, without limitation, by increasing the amount of available borrowings thereunder or adding any direct or indirect Subsidiaries of the borrowers as additional borrowers or guarantors thereunder) and whether by the same or any other agent, lender or group of lenders.

“Board” means the Board of Managers of the Company.

“Heller Pro Rata Portion” means 0.0079365.

“Investor Common” means (i) the Common Units issued to the GTCR Purchasers hereunder and (ii) any Common Units issued or issuable with respect to the Common Units referred to in clause (i) above by way of unit dividends, unit splits or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization.  As to any particular units of Investor Common, such units shall cease to be Investor Common when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the Registration statement covering them or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar rule then in force).

“Investor Preferred” means (i) the Class B Preferred issued to the GTCR Purchasers hereunder and (ii) any Preferred Units, issued or issuable with respect to the Preferred Units referred to in clause (i) above by way of unit dividends, unit splits or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization.  As to any particular units of Investor Preferred, such units shall cease to be Investor Preferred when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar rule then in force).

“Investor Units” means the Investor Preferred and the Investor Common.

“IRC” means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC Section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Majority Members” means the holders of a majority of the Investor Preferred or, if no Investor Preferred is outstanding, the holders of a majority of the Investor Common.

“Material Adverse Effect” means any event or series of related events that individually or in the aggregate has a material adverse effect on the business, financial condition, assets or operations of the Company and its subsidiaries, taken as a whole.

“Officer’s Certificate” means a certificate signed by the Company’s president or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are reasonably necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer’s knowledge, such certificate does not misstate any material fact and does not omit to state any material fact necessary to make the certificate not misleading.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Units” means the Class A Preferred and the Class B Preferred.

“Restricted Securities” means (i) the Units issued hereunder and (ii) any securities issued with respect to the securities referred to in clause (i) above by way of a units dividend, units split or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization.  As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 7C have been delivered by the Company in accordance with Section 4B.  Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 7C.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that

Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

Section 7.  Miscellaneous.

7A.                             Expenses.  The Company agrees to pay, and hold each Purchaser and all holders of Units harmless against liability for the payment of, (i) the reasonable fees and expenses of their counsel arising in connection with the negotiation and execution of this Agreement and the Acquisition Agreement and the consummation of the transactions contemplated by this Agreement and the Acquisition Agreement, (ii) the fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the Senior Management Agreements, the Securityholders Agreement, the Registration Agreement, the Co-Invest Purchase Agreement, the Stock Purchase Agreement, the Acquisition Agreement, the other agreements contemplated hereby and the Limited Liability Company Agreement, (iii) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any Units purchased hereunder, (iv) the fees and expenses incurred with respect to the interpretation or enforcement of the rights granted under this Agreement, the Senior Management Agreements, the Securityholders Agreement, the Registration Agreement, the Co-Invest Purchase Agreement, the Stock Purchase Agreement, the other agreements contemplated hereby and the Limited Liability Company Agreement and (v) such reasonable travel expenses, legal fees and other out-of-pocket fees and expenses as have been or may be incurred by the Purchasers, their Affiliates and their Affiliates’ directors, officers and employees in connection with any Company-related financing and in connection with the rendering of any other services by the Purchasers or their Affiliates (including fees and expenses incurred in attending Board or other Company-related meetings).

7B.                               Remedies.  Each holder of  Units shall have all rights and remedies set forth in this Agreement and the Limited Liability Company Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law.  Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

7C.                               Purchasers’ Investment Representations.  Each Purchaser hereby represents (i)  that it is acquiring the Restricted Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws, (ii) that it is an “accredited investor” and a sophisticated investor for purposes of applicable U.S. federal and state securities laws and regulations, (iii) that this Agreement and each of the other agreements contemplated hereby constitutes (or will constitute) the legal, valid and binding obligation of each Purchaser, enforceable in accordance with its terms, and (iv) that the execution, delivery and performance of this Agreement and such other agreements by such Purchaser does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Purchaser is subject.  Notwithstanding the foregoing, nothing contained herein shall prevent such Purchaser and subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of Section 4 hereof.  Each certificate for Restricted Securities shall be imprinted with a legend in substantially the following form:

“The securities represented by this certificate were originally issued on April 3, 2001 and have not been registered under the Securities Act of 1933, as amended.  The transfer of the securities represented by this certificate is subject to the conditions specified in the Purchase Agreement, dated as of April 3, 2001 by and among the issuer (the “Company”) and certain investors, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer.  A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge.”

7D.                              Consent to Amendments.   Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Majority Members.  The Company may not amend this Agreement in any manner which would have a material adverse effect upon any right of Heller hereunder without Heller’s prior written consent.  No other course of dealing between the Company and the holder of any Units or any delay in exercising any rights hereunder or under the Certificate of Incorporation shall operate as a waiver of any rights of any such holders.  For purposes of this Agreement, Units held by the Company or any Subsidiaries shall not be deemed to be outstanding.

7E.                                Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Purchasers or on their behalf.

7F.                                Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.  In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the Purchasers’ benefit as a purchaser or holder of Units are also for the benefit of, and enforceable by, any subsequent holder of such Units.  The rights and obligations of each GTCR Purchaser under this Agreement and the agreements contemplated hereby may be assigned by such GTCR Purchaser at any time, in whole or in part, to any investment fund managed by GTCR Golder Rauner, L.L.C., or any successor thereto.

7G.                               Generally Accepted Accounting Principles.  Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies.

7H.                              Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

7I.                                   Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

7J.                                  Entire Agreement.   This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

7K.                              Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement.  The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

7L.                                Governing Law.  The limited liability company law of Delaware shall govern all issues concerning the relative rights of the Company and its members.  All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7M.                           Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to the Purchasers and to the Company at the address indicated below:

If to the Company:

TNS Holdings, L.L.C.

c/o TNS Holdings, Inc.

1939 Roland Clark Place

Reston, Virginia 20191

Attn: Chief Executive Officer

with copies to:

GTCR Fund VII, L.P.

GTCR Fund VII/A, L.P.

GTCR Co-Invest, L.P.

c/o GTCR Golder Rauner, L.L.C.

6100 Sears Tower

Chicago, Illinois 60606-6402

Attention: William C. Kessinger

Kirkland & Ellis

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Stephen L. Ritchie

If to the GTCR Purchasers:

GTCR Fund VII, L.P.

GTCR Fund VII/A, L.P.

GTCR Co-Invest, L.P.

c/o GTCR Golder Rauner, L.L.C.

6100 Sears Tower

Chicago, Illinois 60606-6402

Attention:  William C. Kessinger

with a copy to:

Kirkland & Ellis

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Stephen L. Ritchie

If to Heller:

Heller Financial, Inc.

500 West Monroe Street

Chicago, Illinois 60661

Attention: Account Manager Corporate Finance

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement on the date first written above.

TNS HOLDINGS, L.L.C.

By:	/s/ John McDonnell Jr
Name:	Jack McDonnell
Its:	Chief Executive Officer

HELLER FINANCIAL, INC.

By:	/s/ Stephen R. Isaacs
Name:	Stephen R. Isaacs
Its:

Investment Percentage

69.3649%	GTCR FUND VII, L.P.

	By:	GTCR Partners VII, L.P.
	Its:	General Partner

	By:	GTCR Golder Rauner, L.L.C.
	Its:	General Partner

	By:	/s/ William C. Kessinger
	Name:	William C. Kessinger
	Its:	Principal

29.7279%	GTCR FUND VII/A, L.P.

	By:	GTCR Partners VII, L.P.
	Its:	General Partner

	By:	GTCR Golder Rauner, L.L.C.
	Its:	General Partner

	By:	/s/ William C. Kessinger
	Name:	William C. Kessinger
	Its:	Principal

0.9072%	GTCR CO-INVEST, L.P.

	By:	GTCR Partners VII, L.P.
	Its:	General Partner

	By:	GTCR Golder Rauner, L.L.C.
	Its:	General Partner

	By:	/s/ William C. Kessinger
	Name:	William C. Kessinger
	Its:	Principal